LEASE AGREEMENT 116 AMENDMENT NO. 1

           THIS LEASE AGREEMENT 116 AMENDMENT NO. 1
("Amendment"), dated as of May 20, 1996, is by and between FIRST SECURITY BANK OF UTAH, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, except as expressly provided herein, but solely as Owner Trustee ("Lessor") and CONTINENTAL AIRLINES, INC., a Delaware corporation ("Lessee").

                             RECITALS

           (A) Pursuant to that certain Lease Agreement 116, dated as of March 15, 1996, as more specifically defined on Appendix A attached hereto (the "Lease"), Lessor agreed to lease and Lessee agreed to take on lease one Boeing 757-224 aircraft (the "Aircraft") upon the terms and conditions contained in the Lease.

           (B) Lessor and Lessee wish to amend the Lease as set forth below in connection with the Refinancing Transaction (as defined in Annex A attached hereto).

           NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee hereby agree as follows:

                            AGREEMENT

           A. DEFINITIONS. Capitalized terms used but not defined herein shall have the respective meanings set forth or incorporated by reference, and shall be construed and interpreted in the manner described, in Annex A to the Lease, as amended hereby.

           B. LEASE AMENDMENTS. Lessor and Lessee agree that, effective as of the date hereof, the Lease is hereby amended as follows:

           1.   Amendment to Annex A (Definitions).

                Annex A to the Lease is hereby replaced in its entirety by the revised Annex A attached to this Amendment as Annex A.

           2.   Amendments to Basic Rent Provisions.  Sections
      3.2.1(a), (b) and (c) of the Lease are hereby amended and restated in their entirety to read as follows:

                (a) During the Base Lease Term, Lessee shall pay to Lessor, on each Payment Date, in the manner and in funds of the type specified in Section 3.3, Basic Rent in advance and in the amount equal to the percentage of


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           Lessor's Cost specified in Schedule 2 for such Payment
           Date, as such amount may be (i) adjusted pursuant to
           Section 3.2.1(b) or (ii) increased in an amount equal to any increase in the amount of interest due on the Equipment Notes on the relevant Payment Date pursuant to Section 2(e) of the Registration Rights Agreement. Each installment of Basic Rent shall, for all purposes hereof, be accrued on a daily basis over the three-month period beginning on the Payment Date on which such installment is scheduled to be paid; and as security for the obligations of Lessee under this Lease and the other Lessee Operative Documents, Lessee hereby grants to Lessor a security interest in all amounts of Basic Rent which may be paid but unaccrued hereunder from time to time.

                (b) The percentages of (i) Basic Rent, Stipulated Loss Value and Termination Value set forth in Schedules 2, 3 and 4, respectively, shall be appropriately adjusted (upward or downward) in the manner set forth in Section 3.2.1(c), (x) to reflect any Post-Delivery Change in Tax Law (but without any optimization of the Amortization Schedule)or (y) as contemplated by Section 13 of the Participation Agreement, to reflect a transaction described in such Section and subject to the terms therein and (ii) Stipulated Loss Value and Termination Value shall be adjusted and recomputed in accordance with, and to the extent required by, the Tax Indemnity Agreement. Any adjustment described in this Section 3.2.1(b) shall be set forth in an amendment to this Lease to be prepared by Lessor, executed and delivered by Lessor and Lessee, and filed with the FAA, all at the sole cost and expense of Lessee, and a copy of such amendment shall be provided to Mortgagee; provided, however, that the execution, delivery and filing of such amendment shall not be a condition to the effectiveness of any adjustment required by the terms hereof.

                (c) All adjustments pursuant to Section 3.2.1(b) shall be made as promptly as practicable after either Owner Participant or Lessee gives notice to the other that an event has occurred that requires an adjustment. Owner Participant and Lessee shall give prompt notice to each other of any event requiring an adjustment, but in any event, in the case of a Post-Delivery Change in Tax Law, not later than the end of the fourteenth month following the month in which the Delivery Date occurs. All such adjustments shall be made in a manner that (i) maintains the Net Economic Return to Owner Participant and (ii) to the extent possible consistent with clause (i), minimizes the Net Present Value of Rents to

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



           Lessee; provided, however, that payments of Basic Rent hereunder shall, notwithstanding any such adjustment, be payable in consecutive quarterly installments, subject always to the provisions of Section 3.2.1(e). Any recalculation of the percentages of Basic Rent, Stipulated Loss Value and Termination Value shall be prepared by Owner Participant, subject to verification at the request of Lessee in accordance with Section 3.2.1(d), on the basis of the same methodology and assumptions used by Owner Participant in determining the percentages of Basic Rent, Stipulated Loss Value and Termination Value as of the Delivery Date (including compliance with Revenue Procedures 75-21 and 75-28 and Section 467 of the Code), except as such assumptions have been modified to reflect the events giving rise to adjustments hereunder. Promptly after an adjustment is made hereunder, Owner Participant shall deliver to Lessee a description of such adjustment, setting forth in reasonable detail the calculation thereof. All adjustments shall (y) be made so as to avoid characterization of the Lease as a "disqualified leaseback or long-term agreement" within the meaning of Section 467 of the Code and to avoid any additional risk of such characterization and (z) be in compliance with the requirements of Revenue Procedure 75-21 and Sections 4.02(5), 4.07(1) and, on a prospective basis, 4.08(1) or (2) of Revenue Procedure 75-28. Notwithstanding the foregoing, adjustments to Basic Rent shall not be required to comply with Section 467 and shall be permitted to result in recharacterization of the Lease as a "disqualified leaseback or long-term agreement" if (i) application of Section 467 does not result in acceleration of recognition of rental income, or (ii)
           Section 467 does require acceleration of recognition of rental income, but the adjustments to Basic Rent maintain Owner Participant's Net Economic Return (taking into account the after-Tax effect of Section
           467) notwithstanding such acceleration.

           3. Amendment to Payments Provision. Section 3.3(a) of the Lease is hereby amended by deleting it in its entirety and substituting the following new Section 3.3(a) in lieu thereof:

                Payments of Rent and any and all other amounts payable by Lessee hereunder and under any other Operative Agreement shall be paid from an account maintained by Lessee at a bank or other financial institution in the United States by wire transfer of immediately available Dollars, not later than 12:00 noon, New York City time, on the date when due, to the

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



           account of Lessor specified in Schedule 1 to the Participation Agreement or to such other account in the United States as directed by Lessor to Lessee in writing or, in the case of any payment of Supplemental Rent expressly payable to a person other than Lessor, to the person that shall be entitled thereto to such account in the United States as such person may specify from time to time to Lessee.


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



           4.   Amendment to Title Transfers by Lessor Provisions.

           Section 4.6 of the Lease is hereby amended by deleting from the third line thereof the words "Section 5.3, 9, 10 or 17.2" and replacing such words with the following words in lieu thereof: "Section 5.3, 9, 10 or 17.3".

           5.   Amendments to Event of Loss Provisions.

           (a) Section 10.1.1(a) of the Lease is hereby amended by deleting the second sentence thereof in its entirety and substituting the following new sentence in lieu thereof:

                Within 20 days after such occurrence, Lessee shall give Lessor, Mortgagee and Owner Participant written notice of Lessee's election to make payment in respect of such Event of Loss, as provided in Section
           10.1.2 (which notice or any subsequent notice shall specify the date, which shall be at least 25 days after the date of such notice, on which such payment shall be made), or to replace the Airframe, and any such Engines, as provided in Section 10.1.3.

           (b) Section 10.1.2(a)(i) of the Lease is hereby amended by deleting the first clause thereof up to but not including clause (1) thereof and substituting the following new clause in lieu thereof:

                On or before the Business Day next following the earlier of (x) the sixty-first day following the date of the occurrence of such Event of Loss, and (y) the second Business Day following the receipt of insurance proceeds with respect to such occurrence (but in any event not earlier than the date specified in Lessee's notice under Section 10.1.1(a) on which payment in respect of such Event of Loss shall be made), Lessee shall pay to Lessor:

           6.   Amendment to Lease Events of Default Provisions.

                Section 14.1 of the Lease is hereby amended by
           (i) deleting the words "due hereunder or under any other Lessee Operative Agreement" from the third and fourth lines of such Section and inserting in their place the words "of Supplemental Rent" and (ii) by inserting the words "or any Additional Excluded Amounts" in the second line of the proviso to such
           Section immediately after the words "any Excluded
           Payment".


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



           7.   Amendments to Remedies Provisions.

           (a) Section 15.1.3 of the Lease is hereby amended by adding the following new paragraph to the end of such
      Section:

                Lessee and Lessor hereby acknowledge and agree that the amounts provided for in this Section 15.1.3 are reasonable and are calculated on the basis of, and are intended only to compensate for, the anticipated harm likely to be suffered as a result of a Lease Event of Default.

           (b) Section 15.1.4 of the Lease is hereby amended by adding the following new paragraph to the end of such
      Section:

                Lessee and Lessor hereby acknowledge and agree that the amounts provided for in this Section 15.1.4 are reasonable and are calculated on the basis of, and are intended only to compensate for, the anticipated harm likely to be suffered as a result of a Lease Event of Default.

           8.   Amendments to Schedules.

                (a) Schedule 1 to the Lease is hereby amended as and to the extent provided in Amended Schedule 1 as attached to this Amendment.

                (b) Schedule 2 to the Lease is hereby replaced in its entirety by the revised Schedule 2 attached to this Amendment as Amended Schedule 2.

                (c) Schedule 3 to the Lease is hereby replaced in its entirety by the revised Schedule 3 attached to this Amendment as Amended Schedule 3.

                (d) Schedule 4 to the Lease is hereby replaced in its entirety by the revised Schedule 4 attached to this Amendment as Amended Schedule 4.

                (e) Schedule 5 to the Lease is hereby amended by deleting from the list of Permitted Air Carriers the words "Air Inter" and "Union de Transports Aeriens".

           D. ENTIRE AGREEMENT. This Amendment is intended to be a complete and exclusive statement of the terms of the agreement of the parties hereto and supersedes any prior or contemporaneous agreements, whether oral or in writing with respect to the subject matter hereof.


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



           E. STATUS OF LEASE. This Amendment shall be construed in connection with, and as a part of, the Lease. The terms, conditions, covenants, representations, agreements, rights, remedies, powers and privileges set forth in the Lease, as modified hereby, are hereby confirmed in all respects by the parties hereto and shall continue in full force and effect.

           F. COUNTERPARTS. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. To the extent, if any, that this Amendment constitutes chattel paper (as such term is defined in the Uniform Commercial Code in effect in the applicable jurisdiction) no security interest in Lessor's right, title and interest in and to this Amendment may be perfected through the delivery or possession of any counterpart of this Amendment other than the counterpart which has been marked "Original" on the signature page thereof.


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







           IN WITNESS WHEREOF, this Amendment has been executed on behalf of each of the parties as of the date first written above.

                          FIRST SECURITY BANK OF UTAH,
                          NATIONAL ASSOCIATION, not in its
                               individual capacity, except as
                               expressly provided herein, but
                               solely as Owner Trustee under the
                               Trust Agreement, as Lessor


                          By:_________________________________
                             Name:
                             Title:



                          CONTINENTAL AIRLINES, INC.,
                            as Lessee



                          By:_________________________________
                             Name:  Gerald Laderman
                             Title:  Vice President


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


                                                      [N12116  757]


                             ANNEX A

                           DEFINITIONS

GENERAL PROVISIONS

      (a) In each Operative Agreement, unless otherwise expressly provided, a reference to:

           (i) each of "Lessee," "Lessor," "Owner Trustee," "Owner Participant," "Loan Participant," "Loan Trustee," "Note Holder" or any other person includes, without prejudice to the provisions of any Operative Agreement, any successor in interest to it and any permitted transferee, permitted purchaser or permitted assignee of it;

           (ii) words importing the plural include the singular and words importing the singular include the plural;

           (iii) any agreement, instrument or document, or any annex, schedule or exhibit thereto, or any other part thereof, includes, without prejudice to the provisions of any Operative Agreement, that agreement, instrument or document, or annex, schedule or exhibit, or part, respectively, as amended, modified or supplemented from time to time in accordance with its terms and in accordance with the Operative Agreements, and any agreement, instrument or document entered into in substitution or replacement therefor;

           (iv) any provision of any Law includes any such provision as amended, modified, supplemented, substituted, reissued or reenacted prior to the Delivery Date, and thereafter from time to time;

           (v) the words "Agreement," "this Agreement," "hereby," "herein," "hereto," "hereof" and "hereunder" and words of similar import when used in any Operative Agreement refer to such Operative Agreement as a whole and not to any particular provision of such Operative Agreement;

           (vi) the words "including," "including, without limitation," "including, but not limited to," and terms or phrases of similar import when used in any Operative Agreement, with respect to any matter or thing, mean including, without limitation, such matter or thing; and

           (vii) a "Section," an "Exhibit," an "Annex" or a "Schedule" in any Operative Agreement, or in any annex thereto, is a reference to a section of, or an exhibit, an annex or a schedule to, such Operative Agreement or such annex, respectively.

      (b) Each exhibit, annex and schedule to each Operative
Agreement is incorporated in, and shall be deemed to be a part of, such Operative Agreement.

      (c) Unless otherwise defined or specified in any Operative
Agreement, all accounting terms therein shall be construed and all accounting determinations thereunder shall be made in accordance with GAAP.

      (d) Headings used in any Operative Agreement are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, such Operative Agreement.

DEFINED TERMS

      "Act" means 49 U.S.C. ss.ss. 40101-46507.

      "Actual Knowledge" means (a) as it applies to Owner Trustee or Loan Trustee, as the case may be, actual knowledge of a responsible officer in the Corporate Trust Department or the Corporate Trust Office, respectively, and (b) as it applies to Lessee or Owner Participant, actual knowledge of a Vice President or more senior officer of Owner Participant or Lessee, respectively, or any other officer of Owner Participant or Lessee, respectively, in each case having responsibility for the transactions contemplated by the Operative Agreements; provided that each of Lessee, Owner Participant, Owner Trustee and Loan Trustee shall be deemed to have "Actual Knowledge" of any matter as to which it has received notice from Lessee, Owner Participant, any Note Holder, Owner Trustee or Loan Trustee, such notice having been given pursuant to Section 19.7 of the Participation Agreement.

      "Additional Excluded Amounts" means (1) all amounts of Supplemental Rent payable, under clause (a) of the definition of such term set forth in this Annex A, to any Indemnitees described in clauses (vii), (viii), (ix), (xi), (xiii) and (xv) of the definition of "Indemnitee" set forth in this Annex A, (2) all amounts of Supplemental Rent payable, under clause (b)(iii) of the definintion of such term set forth in this Annex A, to the extent that such amounts in any single instance or in the aggregate exceed $250,000, and (3) all amounts of Supplemental Rent payable under clauses (b)(iv), (c) and (d) of the definition of such term set forth in this Annex A.

      "Additional Insured" is defined by reference to Section 11 of the Lease.

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



      "Adverse Change in Tax Law" means (a) for Lessee, a Change in Tax Law that Lessee regards as one that could adversely affect the economic consequences of the transactions contemplated by the Participation Agreement and the other Operative Agreements anticipated by Lessee or (b) for Owner Participant, any Change in Tax Law that would adversely affect any of the following tax assumptions:

           (i) For federal income tax purposes, the Lease will be a "true" lease for purposes of the Code and Owner
      Participant will be treated as the owner of the Aircraft and Lessee will be treated as the lessee thereof;

           (ii) For federal income tax purposes, Owner
      Participant will be entitled to depreciation or cost recovery deductions with respect to Lessor's Cost of the Aircraft; and

           (iii)     For federal income tax purposes, Owner
      Participant will be entitled to deductions for interest payments on the Equipment Notes.

      "Affiliate" means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such person. For purposes of this definition, "control" means the power, directly or indirectly, to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise and "controlling," "controlled by" and "under common control with" have correlative meanings.

      "Aircraft" means, collectively, the Airframe and Engines.

      "Aircraft Bill of Sale" means the full warranty bill of sale covering the Aircraft delivered by Airframe Manufacturer to Owner Trustee on the Delivery Date.

      "Aircraft Documents" means all technical data, manuals and log books, and all inspection, modification and overhaul records and other service, repair, maintenance and technical records that are required by the FAA (or the relevant Aviation Authority), the Lease or the Maintenance Program to be maintained with respect to the Aircraft, Airframe, Engines or Parts, or that are of a type required to be delivered by Lessee upon return of the Aircraft, Airframe or Engines under Section 5 of the Lease; and such term shall include all additions, renewals, revisions and replacements of any such materials from time to time made, or required to be made, in accordance with the Lease, the Maintenance Program or such FAA (or other Aviation Authority) regulations, and in each case in whatever form and by whatever means or medium (including, without limitation, microfiche, microfilm, paper or computer disk) such materials may be maintained or retained by or on behalf of Lessee (provided that all such materials shall be maintained in the English language); and such term shall include, without limitation, the documents described in Section N of Annex B to the Lease.

      "Airframe" means (a) the aircraft (excluding Engines or engines from time to time installed thereon) manufactured by Airframe Manufacturer and identified by Airframe Manufacturer's model number, United States registration number and Airframe Manufacturer's serial number set forth in Lease Supplement No. 1 and any Replacement Airframe and (b) any and all Parts incorporated or installed in or attached or appurtenant to such airframe, and any and all Parts removed from such airframe, unless title to such Parts shall not be vested in Lessor in accordance with Section 8.1 and Annex C of the Lease. Upon substitution of a Replacement Airframe under and in accordance with the Lease, such Replacement Airframe shall become subject to the Lease and shall be the "Airframe" for all purposes of the Lease and the other Operative Agreements and thereupon the Airframe for which the substitution is made shall no longer be subject to the Lease, and such replaced Airframe shall cease to be the "Airframe."

      "Airframe Manufacturer" means The Boeing Company, a Delaware corporation, solely in its capacity as manufacturer or seller of the Aircraft, Airframe, Engines or Parts (other than BFE and other than any Parts incorporated or installed in or attached or appurtenant to the Aircraft, Airframe or any Engine after delivery of the Aircraft, Airframe and Engines to Tramco, Inc. prior to the Delivery Date) under the Purchase Agreement or any other contract or other services provided for thereunder or related thereto.

      "Amortization Amount" means, with respect to any Equipment
Note, as of any Payment Date, the amount determined by multiplying the percentage set forth opposite such Date on the Amortization Schedule by the Original Amount of such Equipment
Note.

      "Amortization Schedule" means, with respect to each Equipment Note, the amortization schedule for the Equipment Notes delivered pursuant to Section 2.02 of the Trust Indenture or, if a revised amortization schedule shall be established pursuant to
Section 13 of the Participation Agreement, the amortization schedule so established.

      "Appraiser" means a firm of internationally recognized, independent aircraft appraisers.

      "APU" means the auxiliary power unit installed on the Aircraft on the Delivery Date, whether or not installed on the

Aircraft from time to time thereafter, unless title to such APU shall not be vested in Lessor in accordance with Section 8.1 of the Lease, and any replacement or substituted auxiliary power unit installed on the Aircraft in accordance with the Lease.

      "Average Life Date" for any Equipment Note shall be the date which follows the time of determination by a period equal to the Remaining Weighted Average Life of such Equipment Note. "Remaining Weighted Average Life" on a given date with respect to any Equipment Note shall be the number of days equal to the quotient obtained by dividing (a) the sum of each of the products obtained by multiplying (i) the amount of each then remaining scheduled payment of principal of such Equipment Note by (ii) the number of days from and including such determination date to but excluding the date on which such payment of principal is scheduled to be made, by (b) the then outstanding principal amount of such Equipment Note.

      "Aviation Authority" means the FAA or, if the Aircraft is permitted to be, and is, registered with any other Government
Entity under and in accordance with Section 7.1.2 of the Lease, such other Government Entity.

      "Bankruptcy Code" means the United States Bankruptcy Code,
11 U.S.C. Sections 102 et seq.

      "Base Lease Term" means the period beginning on and including the Commencement Date and ending on the Scheduled
Expiration Date, or such earlier date on which the Term terminates in accordance with the provisions of the Lease.

      "Basic Rent" means the rent payable for the Aircraft pursuant to Section 3.2.1(a) of the Lease.

      "Beneficial Owner" when used in relation to an Equipment Note means a Person that, by reason of direct ownership, contract, share ownership or otherwise, has the right to receive or participate in receiving, directly or indirectly, payments of principal, interest or Make-Whole Amount in respect of such Equipment Note; provided that a Person shall not be deemed to be a Beneficial Owner of an Equipment Note solely because another Person in which such a Person owns common stock or other equity securities is a registered holder or Beneficial Owner of such Equipment Note unless such Person is an Affiliate of such other Person.

      "BFE" means all appliances, parts, instruments, appurtenances, accessories, furnishings or other equipment of whatever nature sold by Lessee to Owner Trustee pursuant to the BFE Bill of Sale.

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



      "BFE Amount" means the amount paid by Owner Trustee to Lessee to purchase the BFE, and is designated by Dollar amount in
Schedule 4 to the Participation Agreement.

      "BFE Bill of Sale" means the full warranty bill of sale executed by Lessee in favor of Owner Trustee, dated the Delivery
Date, identifying and covering the BFE.

      "Bills of Sale" means the FAA Bill of Sale, the Aircraft
Bill of Sale and the BFE Bill of Sale.

      "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required by law to close in New York, New York, Houston, Texas or Salt
Lake City, Utah.

      "Cash Equivalents" means the following securities (which shall mature within 90 days of the date of purchase thereof): (a) direct obligations of the U.S. Government; (b) obligations fully guaranteed by the U.S. Government; (c) certificates of deposit issued by, or bankers' acceptances of, or time deposits or a deposit account with, Owner Trustee, Loan Trustee or any bank, trust company or national banking association incorporated or doing business under the laws of the United States or any state thereof having a combined capital and surplus and retained earnings of at least $500,000,000 and having a rate of "C" or better from the Thomson BankWatch Service; or (d) commercial paper of any issuer doing business under the laws of the United States or one of the states thereof and in each case having a rating assigned to such commercial paper by Standard & Poor's Corporation or Moody's Investors Service, Inc. equal to A1 or higher.

      "Certificate Holder" means Note Holder.

      "Change in Tax Law" means any amendment, modification, addition or change in or to the provisions of the Code, any other federal tax statutes, the Treasury Regulations promulgated thereunder, the Internal Revenue Service Revenue Rulings, Revenue Procedures or other administrative or judicial interpretations of the Code or the federal tax statutes that affects the tax assumptions set forth in the Tax Indemnity Agreement or otherwise affects Owner Participant's anticipated Net Economic Return (other than a change in the alternative minimum tax or other change that results in Owner Participant being subject to alternative minimum tax or unable to fully utilize tax benefits because of its particular tax situation).

      "Citizen of the United States," unless otherwise defined, is as defined in 49 U.S.C. ss.40102(a)(15) and in the FAA Regulations.

      "Closing" means the closing of the transactions contemplated by the Participation Agreement on the Delivery Date.

      "Code" means the Internal Revenue Code of 1986, as amended; provided that, when used in relation to a Plan, "Code" shall mean the Internal Revenue Code of 1986 and any regulations and rulings issued thereunder, all as amended and in effect from time to time.

      "Commencement Date" is defined in Schedule 1 to the Lease.

      "Commitment" means, for any Participant, the amount of its participation in the payment of Lessor's Cost.

      "Commitment Termination Date" is defined in Schedule 4 to the Participation Agreement.

      "Consent and Agreement" means the Manufacturer Consent and Agreement 116, dated as of even date with the Participation
Agreement, of Airframe Manufacturer.

      "Continuous Stay Period" is defined in Section 4.04(a) of the Trust Indenture.

      "Corporate Trust Department" or "Trust Office" means the principal corporate trust office of Owner Trustee located from time to time at Owner Trustee's address for notices under the Participation Agreement or such other office at which Owner Trustee's corporate trust business shall be administered which Owner Trustee shall have specified by notice in writing to Lessee, Loan Trustee and each Note Holder.

      "Corporate Trust Office" means the principal office of Loan Trustee located at Loan Trustee's address for notices under the Participation Agreement or such other office at which Loan Trustee's corporate trust business shall be administered which Loan Trustee shall have specified by notice in writing to Lessee, Owner Trustee and each Note Holder.

      "CRAF" means the Civil Reserve Air Fleet Program established pursuant to 10 U.S.C. Section 9511-13 or any similar substitute program.

      "Damage Payment Threshold" is defined in Schedule 1 to the Lease.

      "Debt" means any liability for borrowed money, or any liability for the payment of money in connection with any letter of credit transaction or any other liabilities evidenced or to be evidenced by bonds, debentures, notes or other similar instruments.

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      "Debt Rate" means, with respect to any Series, the rate per annum specified for such Series under the heading "Interest Rate" in Schedule I to the Trust Indenture.

      "Default" means any event or condition that with the giving of notice or the lapse of time or both would become an Event of Default.

      "Definitive Purchase Notice" is defined in Section 17.1 of the Lease.

      "Delayed Delivery Date" means a delayed Delivery Date notified to each Participant, Owner Trustee and Loan Trustee by Lessee pursuant to Section 5.3.1 of the Participation Agreement, which delayed Delivery Date shall be a Business Day not later than the Commitment Termination Date.

      "Delivery Date" means the Business Day specified in Lease
Supplement No. 1 as the date on which, among other things, the Aircraft is delivered to and accepted by Lessee under the Lease and the Closing occurs.

      "Dollars," "United States Dollars" or "$" means the lawful currency of the United States.

      "DOT" means the Department of Transportation of the United
States or any Government Entity succeeding to the functions of such Department of Transportation.

      "Enforcement Date" is defined in Section 4.03 of the Trust
Indenture.

      "Engine" means (a) each of the engines manufactured by Engine Manufacturer and identified by Engine Manufacturer's model number and Engine Manufacturer's serial number set forth in Lease Supplement No. 1 and originally installed on the Airframe on delivery thereof pursuant to the Lease, and any Replacement Engine, in any case whether or not from time to time installed on such Airframe or installed on any other airframe or aircraft, and
(b) any and all Parts incorporated or installed in or attached or appurtenant to such engine, and any and all Parts removed from such engine, unless title to such Parts shall not be vested in Lessor in accordance with Section 8.1 and Annex C of the Lease. Upon substitution of a Replacement Engine under and in accordance with the Lease, such Replacement Engine shall become subject to the Lease and shall be an "Engine" for all purposes of the Lease and the other Operative Agreements and thereupon the Engine for which the substitution is made shall no longer be subject to the Lease, and such replaced Engine shall cease to be an "Engine."

      "Engine Consent and Agreement" means the Engine Manufacturer

Consent and Agreement 116 dated as of even date with the Participation Agreement, of Engine Manufacturer.

      "Engine Manufacturer" means Rolls-Royce plc, a corporation organized under the laws of England.

      "Equipment Note Register" is defined in Section 2.07 of the Trust Indenture.

      "Equipment Notes" means and includes any equipment notes issued under the Trust Indenture in the form specified in Section
2.01 thereof (as such form may be varied pursuant to the terms of the Trust Indenture) and any Equipment Note issued under the Trust Indenture in exchange for or replacement of any other Equipment Note.

      "ERISA" means the Employee Retirement Income Security Act of 1974 and any regulations and rulings issued thereunder all as amended and in effect from time to time.

      "Event of Default" is defined in Section 4.02 of the Trust
Indenture.

      "Event of Loss" means, with respect to the Aircraft, Airframe or any Engine, any of the following circumstances, conditions or events with respect to such property, for any reason whatsoever:

      (a) the destruction of such property, damage to such property beyond practical or economic repair or rendition of such property permanently unfit for normal use;

      (b) the actual or constructive total loss of such property or any damage to such property, or requisition of title or use of such property, which results in an insurance settlement with respect to such property on the basis of a total loss or constructive or compromised total loss;

      (c) any loss of such property or loss of use of such property for a period of 90 days or more as a consequence of any theft, hijacking or disappearance of such property;

      (d) any seizure, condemnation, confiscation, taking or requisition of title to such property by any Government Entity or purported non-U.S. Government Entity;

      (e) any seizure, condemnation, confiscation, taking or requisition of use of such property that continues until the earliest of (i) the last day of the Term,
           (ii) the date upon which the Aircraft is modified, altered or adapted in such a manner as would render conversion of such property for use in normal commercial passenger service impractical or uneconomical, (iii) the date on which such property is operated or located in any area excluded from coverage by any insurance policy required to be maintained in respect of such property pursuant to the Lease (unless an indemnity in lieu of insurance is provided to Lessor and Loan Trustee in accordance with Section
           11.4 of the Lease) or (iv) the date that is 90 days following the commencement of such loss of use (unless such loss of use results from action by the U.S. Government, in which case this clause (iv) shall not apply to such loss of use); and

      (f) as a result of any law, rule, regulation, order or other action by the Aviation Authority or by any Government Entity of the government of registry of the Aircraft or by any Government Entity otherwise having jurisdiction over the operation or use of the Aircraft, the use of such property in the normal course of Lessee's business of passenger air transportation is prohibited for a period expiring on the earlier to occur of (i) the last day of the Term or (ii) the date that is 180 days following commencement of such prohibition, provided that if Lessee, prior to the
                        --------
           expiration of such 180-day period, shall have undertaken and shall be diligently carrying forward all steps which are necessary or desirable to permit the normal use of such property by Lessee, then the date that is 360 days following commencement of such prohibition.

The date of such Event of Loss shall be the date of such loss, damage, insurance settlement, seizure, condemnation, confiscation, taking or requisition of title or use or prohibition, except that, for purposes of clauses (c), (e) and
(f) above, no Event of Loss shall be deemed to have occurred until the date of expiration of the applicable period referred to therein.

      "Excluded Payments" means (i) indemnity payments paid or payable by Lessee to or in respect of Owner Participant, or Owner Trustee in its individual capacity, their respective Affiliates, successors and permitted assigns and their directors, officers, employees, servants and agents pursuant to Section 10 of the Participation Agreement or any corresponding payments under the Trust Indenture, (ii) proceeds of public liability insurance paid or payable as a result of insurance claims made, or losses suffered, by Owner Trustee in its individual capacity or by Owner Participant, that are payable directly to Owner Trustee in its individual capacity, or Owner Participant, respectively, for their own account, (iii) proceeds of insurance maintained with respect to the Aircraft by Owner Participant or any Affiliate thereof for its or their own account or benefit (whether directly or through Owner Trustee) and permitted under Section 11.3 of the Lease, (iv) all payments required to be made under the Tax Indemnity Agreement by Lessee whether or not denominated as Supplemental Rent, (v) any interest that pursuant to the Operative Agreements may from time to time accrue in respect of any of the amounts described in clauses (i) through (iv) above,
(vi) any right to enforce the payment of any amount described in clauses (i) through (v) above (provided, that the rights referred to in this clause (vi) shall not be deemed to include the exercise of any remedies provided for in the Lease other than the right to sue for specific performance of any covenant to make such payment or to sue for damages in respect of the breach of any such covenant) and (vii) any right to exercise any election or option or make any decision or determination, or to give or receive any notice, consent, waiver or approval, or to take any other action in respect of, but in each case, only to the extent relating to, any Excluded Payments.

      "Expenses" means any and all liabilities, obligations, losses, damages, settlements, penalties, claims (including, without limitation, claims or liabilities based or asserted upon
(a) negligence, (b) strict or absolute liability, (c) liability in tort, (d) infringement of patent, trademark or other property or other right and (e) liabilities arising out of violation of any Law), actions, suits, costs, expenses and disbursements (including, without limitation, reasonable fees and disbursements of legal counsel, accountants, appraisers, inspectors or other professionals, and costs of investigation), including, without limitation, all such costs, expenses and disbursements incurred by any person in asserting or establishing, or in defending any claims arising out of its assertion of, any rights it may have under, or its cooperation in connection with any Expenses indemnified pursuant to, Section 10 of the Participation Agreement.

      "FAA" means the Federal Aviation Administration of the United States or any Government Entity succeeding to the functions of such Federal Aviation Administration.

      "FAA Bill of Sale" means a bill of sale for the Aircraft on AC Form 8050-2 (or such other form as may be approved by the FAA) delivered to Owner Trustee on the Delivery Date by Airframe
Manufacturer.

      "FAA Filed Documents" means the Lease, Lease Supplement No.

1, the Trust Indenture, the Trust Agreement, the Trust Indenture
Supplement, the FAA Bill of Sale and an application for registration of the Aircraft with the FAA in the name of Owner
Trustee.

      "FAA Regulations" means the Federal Aviation Regulations issued or promulgated pursuant to the Act from time to time.

      "Fair Market Rental Value" means the fair market rental value in Dollars for the Aircraft that would apply in an arm's-length transaction between an informed and willing lessee under no compulsion to lease, and an informed and willing lessor under no compulsion to lease, the Aircraft, for the First Renewal Lease Term or Second Renewal Lease Term, as the case may be, assuming that (a) the Aircraft has been maintained in accordance with, and is in the condition required by, the Lease, (b) payments of rent would be made quarterly, and (c) the Aircraft would be leased during any such Renewal Term on the same terms and conditions as are set forth in the Lease with respect to the Base Lease Term.

      "Fair Market Sales Value" means the fair market sales value in Dollars for the Aircraft that would apply in an arm's-length transaction between an informed and willing buyer under no compulsion to buy, and an informed and willing seller under no compulsion to sell, the Aircraft, in a transaction that would close on or about the relevant time of determination, assuming that (a) the Aircraft has been maintained in accordance with, and is in the condition required by, the Lease and (b) the Aircraft would be delivered to such informed and willing buyer in the return condition required by the Lease.

      "Financing Statements" means, collectively, UCC-1 (and, where appropriate, UCC-3) financing statements (a) covering the Trust Indenture Estate, by Owner Trustee, as debtor, showing Loan Trustee as secured party, for filing in Utah and each other jurisdiction that, in the opinion of Loan Trustee, is necessary to perfect its Lien on the Trust Indenture Estate, (b) covering the Lease and the Aircraft, as a precautionary matter, by Lessee, as lessee, showing Owner Trustee as lessor and Loan Trustee as assignee of Owner Trustee, for filing in Texas and each other jurisdiction that, in the opinion of Owner Trustee and Loan Trustee, is reasonably desirable and (c) for purposes of Section
6.1.2 of the Participation Agreement only, terminating the lien of (i) the Purchase Contract Security Agreement dated December 7, 1993, between Lessee and Engine Manufacturer and (ii) the 757 Purchase Agreement Assignment dated February 7, 1994 between Lessee and Airframe Manufacturer.

      "First Renewal Lease Term" means, if Lessee exercises its option to renew the Lease at the end of the Base Lease Term pursuant to and in accordance with Section 17.2 of the Lease, the period commencing on the first day following the Scheduled Expiration Date, and ending on the First Renewal Term Expiration Date or such earlier date on which the Term terminates in accordance with the provisions of the Lease.

      "First Renewal Term Expiration Date" means the first anniversary of the Scheduled Expiration Date.

      "First Security" means First Security Bank of Utah,
National Association, a national banking association, not in its capacity as Owner Trustee under the Trust Agreement, but in its individual capacity.

      "GAAP" means generally accepted accounting principles as set forth in the statements of financial accounting standards issued by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants, as such principles may at any time or from time to time be varied by any applicable financial accounting rules or regulations issued by the SEC and, with respect to any person, shall mean such principles applied on a basis consistent with prior periods except as may be disclosed in such person's financial statements.

      "Government Entity" means (a) any federal, state, provincial or similar government, and any body, board, department, commission, court, tribunal, authority, agency or other instrumentality of any such government or otherwise exercising any executive, legislative, judicial, administrative or regulatory functions of such government or (b) any other government entity having jurisdiction over any matter contemplated by the Operative Agreements or relating to the observance or performance of the obligations of any of the parties to the Operative Agreements.

      "GTA" means the Purchase Contract reference RR/CAL/DEG 2124 dated December 7, 1993, by and between Engine Manufacturer and Lessee (including all exhibits thereto, together with all letter agreements that by their terms constitute part of such Purchase Contract), to the extent assigned pursuant to the Purchase Agreement Assignment.

      "Inclusion Event" is defined in the Tax Indemnity Agreement.

      "Indemnitee" means (i) First Security and Owner Trustee,
(ii) WTC and Loan Trustee, (iii) each separate or additional trustee appointed pursuant to the Trust Agreement or the Trust Indenture, (iv) each Participant, (v) Owner Participant Parent (but only in its capacity as issuer of the Owner Participant Guaranty), (vi) the Trust Estate and the Trust Indenture Estate,
(vii) the Subordination Agent, (viii) the Liquidity Provider,

(ix) the Pass Through Trustees, (x) each Affiliate of the persons described in clauses (i) through (v), inclusive, (xi) each Affiliate of the persons described in clauses (vii), (viii) and
(ix), (xii) the respective directors, officers, employees, agents and servants of each of the persons described in clauses (i) through (v) inclusive and in clause (x), (xiii) the respective directors, officers, employees, agents and servants of each of the persons described in clauses (vii), (viii), (ix) and (xi),
(xiv) the successors and permitted assigns of the persons described in clauses (i) through (v), inclusive, and in clauses
(x) and (xii), and (xv) the successors and permitted assigns of the persons described in clauses (vii), (viii), (ix), (xi) and
(xiii); provided that the persons described in clauses (vii),
(viii), (ix), (xi), (xiii) and (xv) are Indemnitees only for purposes of Section 10.1 of the Participation Agreement. If any Indemnitee is Airframe Manufacturer or Engine Manufacturer or any subcontractor or supplier of either thereof, such Person shall be an Indemnitee only in its capacity as Owner Participant, Owner Participant Parent, Loan Participant or Note Holder.

      "Indenture Default" means any condition, circumstance, act or event that, with the giving of notice, the lapse of time or both, would constitute an Indenture Event of Default.

      "Indenture Agreements" means the Participation Agreement, the Lease, the Purchase Agreement, the Purchase Agreement Assignment, the Consent and Agreement, the Engine Consent and Agreement, the Bills of Sale and any other contract, agreement or instrument from time to time assigned or pledged under the Trust Indenture.

      "Indenture Event of Default" means any one or more of the conditions, circumstances, acts or events set forth in Section
4.02 of the Trust Indenture.

      "Independent Tax Counsel" means independent tax counsel of recognized reputation selected by Owner Participant and reasonably acceptable to Lessee.

      "Intercreditor Agreement" means that certain Intercreditor
Agreement among the Pass Through Trustees, the Liquidity Provider and the Subordination Agent.

      "Interim Lease Term" means the period commencing on and including the Delivery Date, and ending on and including the day immediately preceding the Commencement Date or such earlier date on which the Term terminates in accordance with the provisions of the Lease.

      "Interim Term Value Date" is defined in Schedule 1 to the
Lease.

      "IRS" means the Internal Revenue Service of the United
States or any Government Entity succeeding to the functions of such Internal Revenue Service.

      "Law" means (a) any constitution, treaty, statute, law, decree, regulation, order, rule or directive of any Government
Entity, and (b) any judicial or administrative interpretation or application of, or decision under, any of the foregoing.

      "Lease" or "Lease Agreement" means the Lease Agreement 116, dated as of even date with the Participation Agreement, between Owner Trustee and Lessee.

      "Lease Default" means any condition, circumstance, act or event that, with the giving of notice, the lapse of time or both, would constitute a Lease Event of Default.

      "Lease Event of Default" means any one or more of the conditions, circumstances, acts or events set forth in Section 14 of the Lease.

      "Lease Supplement" means a supplement to the Lease, in the form of Exhibit A to the Lease.

      "Lease Supplement No. 1" means the initial Lease Supplement, dated the Delivery Date.

      "Lessee" means Continental Airlines, Inc., a Delaware corporation.

      "Lessee Operative Agreements" means the Participation
Agreement, the Lease, Lease Supplement No. 1, the Tax Indemnity
Agreement, the BFE Bill of Sale, the Purchase Agreement
Assignment and each other agreement between Lessee and any other party to the Participation Agreement, relating to the Transactions, delivered on the Delivery Date.

      "Lessee Person" means Lessee, any sublessee, assignee, successor or other user or person in possession of the Aircraft, Airframe or an Engine with or without color of right, or any Affiliate of any of the foregoing (other than any Indemnitee or any related Indemnitee with respect thereto, or any person using or claiming any rights with respect to the Aircraft, Airframe or an Engine directly by or through any of the persons in this parenthetical).

      "Lessor" means Owner Trustee in its capacity as lessor under the Lease.

      "Lessor Lien" means, with respect to any person and in respect of any property (including, without limitation, the

Aircraft, Airframe, Engines, Parts or Aircraft Documents), any Lien on such property which (a) arises from claims against such person (if such person is a trustee, whether in its individual capacity or in its capacity as a trustee) not related to or arising out of, directly or indirectly (i) its ownership of, Lien on or other interest in the Aircraft, Airframe, Engines, Parts or Aircraft Documents or all or any other part of the Trust Estate or Indenture Estate or (ii) any of the transactions contemplated by the Operative Agreements, (b) results from actions taken by such person (if such person is a trustee, whether in its individual capacity or in its capacity as a trustee) (i) in violation of such person's obligations under any of the terms of the Operative Agreements, (ii) not participated in or consented to by Lessee and (iii) not taken in connection with or by reason of the occurrence of a Lease Default or a Lease Event of Default, or (c) is imposed as a result of Taxes against such person (if such person is a trustee, whether in its individual capacity or in its capacity as a trustee) or any of its Affiliates not required to be indemnified by Lessee under the Participation Agreement, the Tax Indemnity Agreement or any other Operative Agreement; provided that for purposes of Sections 8.2.1 and 8.3.1 of the Participation Agreement, any Lien that is attributable solely to Owner Participant, First Security or Lessor and would otherwise constitute a Lessor Lien thereunder shall not constitute a Lessor Lien thereunder, so long as (A) the existence of such Lien poses no material risk of the sale, forfeiture or loss of the Aircraft, Airframe or any Engine or any interest therein, (B) the existence of such Lien does not interfere in any way with the use or operation of the Aircraft by Lessee (or any Permitted Sublessee), (C) the existence of such Lien does not affect the priority or perfection of, or otherwise jeopardize, the Lien of the Trust Indenture, (D) First Security, Lessor or Owner Participant, as the case may be, is diligently contesting such Lien by appropriate proceedings, (E) the existence of such Lien does not result in actual interruption in the receipt and distribution by Loan Trustee in accordance with the Trust Indenture of Rent assigned to Loan Trustee for the benefit of the Note Holders, and (F) any property subject to such Lien is not then required to be conveyed to any other Person pursuant to
Section 4.6 of the Lease.

      "Lessor's Cost" means the aggregate of the amounts paid by Owner Trustee to Airframe Manufacturer, and, with respect to BFE, Lessee, to purchase the Aircraft pursuant to the Purchase
Agreement and the Purchase Agreement Assignment, and is designated by Dollar amount in Schedule 4 to the Participation
Agreement.

      "Liability Deductible" is defined in Schedule 1 to the Lease.

      "Lien" means any mortgage, pledge, lien, charge, claim, encumbrance, lease or security interest affecting the title to or any interest in property.

      "Liquidity Facilities" means the three Revolving Credit
Agreements between the Subordination Agent, as borrower, and the Liquidity Provider, and any replacement thereof, in each case as the same may be amended, modified or supplemented.

      "Liquidity Provider" means De Nationale Investeringsbank N.V., as Class A Liquidity Provider, Class B Liquidity Provider and Class C Liquidity Provider (as such terms are defined in the Intercreditor Agreement) under the Liquidity Facilities, or any successor thereto.

      "Loan Certificate Register" means the Equipment Note
Register.

      "Loan Certificates" means the Equipment Notes.

      "Loan Participant" means, on or prior to the Delivery Date, the Person executing the Participation Agreement as Loan
Participant and thereafter, each Note Holder.

      "Loan Participant Agreements" means the Participation
Agreement and each other agreement or document delivered by Loan
Participant under the Participation Agreement or any other
Operative Agreement.

      "Loan Participant's Percentage" with respect to the Loan
Participant, means the Percentage of Lessor's Cost allocated to such Loan Participant in Schedule 3 to the Participation
Agreement.

      "Loan Trustee" means Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity but solely as loan trustee under the Trust Indenture.

      "Loan Trustee Event" means in the event of a reorganization proceeding involving the Lessee under Chapter 11 of the Bankruptcy Code, (i) the trustee in such proceeding or the Lessee not agreeing to perform its obligations under the Lease, as contemplated under Section 1110, during the 60-day period under
Section 1110(a)(1)(A) of the Bankruptcy Code (or such longer period as may apply under Section 1110(b) of the Bankruptcy
Code), (ii) at any time after so agreeing to perform such obligations, such trustee or the Lessee ceasing to perform such obligations with the result that the Continuous Stay Period comes to an end or (iii) Loan Trustee taking action or notifying Owner Trustee that it intends to take action to foreclose the Lien of the Trust Indenture in accordance with Section 4.04(a) of the

Trust Indenture.

      "MACRS Deductions" is defined in the Tax Indemnity
Agreement.

      "Maintenance Program" is defined in Annex C to the Lease.

      "Majority in Interest of Note Holders" means as of a particular date of determination, the holders of a majority in aggregate unpaid Original Amount of all Equipment Notes outstanding as of such date (excluding any Equipment Notes held by Owner Trustee, Lessee, Loan Trustee or Owner Participant or any Affiliate of any such party or any interests of Owner Trustee or Owner Participant therein by reason of subrogation pursuant to
Section 4.03 of the Trust Indenture (unless all Equipment Notes then outstanding shall be held by Owner Trustee, Owner Participant or any Affiliate of any thereof)); provided that for the purposes of directing any action or casting any vote or giving any consent, waiver or instruction hereunder, any Note Holder of an Equipment Note or Equipment Notes may allocate, in such Note Holder's sole discretion, any fractional portion of the principal amount of such Equipment Note or Equipment Notes in favor of or in opposition to any such action, vote, consent, waiver or instruction.

      "Make-Whole Amount" means, with respect to any Equipment Note, an amount (as determined by an independent investment banker of national standing) equal to the excess, if any, of (a) the present value of the remaining scheduled payments of principal and interest to maturity of such Equipment Note computed by discounting such payments on a quarterly basis on each Payment Date (assuming a 360-day year of twelve 30-day months) using a discount rate equal to the Treasury Yield over
(b) the outstanding principal amount of such Equipment Note plus accrued interest to the date of determination. For purposes of determining the Make-Whole Amount, "Treasury Yield" means, at the date of determination with respect to any Equipment Note, the interest rate (expressed as a quarterly equivalent and as a decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the semi-annual yield to maturity for United States Treasury securities maturing on the Average Life Date of such Equipment Note and trading in the public securities markets either as determined by interpolation between the most recent weekly average yield to maturity for two series of United States Treasury securities, trading in the public securities markets,
(A) one maturing as close as possible to, but earlier than, the Average Life Date of such Equipment Note and (B) the other maturing as close as possible to, but later than, the Average Life Date of such Equipment Note, in each case as published in the most recent H.15(519) or, if a weekly average yield to maturity for United States Treasury securities maturing on the Average Life Date of such Equipment Note is reported on the most recent H.15(519), such weekly average yield to maturity as published in such H.15(519). "H.15(519) " means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System. The date of determination of a Make-Whole Amount shall be the third Business Day prior to the applicable payment or redemption date and the "most recent H.15(519)" means the H.15(519) published prior to the close of business on the third Business Day prior to the applicable payment or redemption date.

      "Material Adverse Change" means, with respect to any person, any event, condition or circumstance that materially and adversely affects such person's business or consolidated financial condition, or its ability to observe or perform its obligations, liabilities and agreements under the Operative Agreements.

      "Minimum Liability Insurance Amount" is defined in Schedule
1 to the Lease.

      "Minimum Residual Percentage" is defined in Schedule 1 to the Lease.

      "Minimum Value Percentage" is defined in Schedule 1 to the Lease.

      "Mortgaged Property" is defined in Section 3.03 of the Trust
Indenture.

      "Mortgagee" means Loan Trustee.

      "Mortgagee Agreements" means, collectively, the
Participation Agreement, the Trust Indenture and each other agreement between Loan Trustee and any other party to the Participation Agreement, relating to the Transactions, delivered on the Delivery Date.

      "Mortgagee Event" means Loan Trustee Event.

      "Net Economic Return" means Owner Participant's net after-tax yield and aggregate after-tax cash flow computed on the basis of the same methodology and assumptions as were used by the initial Owner Participant in determining Basic Rent, Stipulated Loss Value percentages and Termination Value percentages as of the Delivery Date, as such assumptions may be adjusted for events that have been the basis for adjustments to Basic Rent pursuant to Section 3.2.1(b) of the Lease or events giving rise to indemnity payments pursuant to Section 5.1 of the Tax Indemnity Agreement; provided that if the initial Owner Participant shall have transferred its interest as Owner Participant, Net Economic Return shall be calculated as if the initial Owner Participant had retained its interests; provided further, that, notwithstanding the preceding proviso, solely for purposes of
Section 13 of the Participation Agreement and calculating any adjustments to Basic Rent, Stipulated Loss Values and Termination Values in connection with a refunding pursuant to such Section 13 at a time when Owner Participant is a transferee (other than an Affiliate of the initial Owner Participant), the after-tax yield (but not the after-tax cash flow) component of Net Economic Return shall be calculated on the basis of the methodology and assumptions utilized by the transferee Owner Participant as of the date on which it acquired its interest.

      "Net Present Value of Rents" means the present value, as of the date of determination, discounted at ten percent per annum, compounded quarterly to the date of determination, of all unpaid Basic Rent payments during the then-remaining portion of the Base Lease Term, expressed as a percentage of Lessor's Cost.

      "Net Worth" means, for any person, the excess of its total assets over its total liabilities.

      "New Debt" means debt securities in an aggregate principal amount specified in the Refunding Information, which amount shall be no greater than the aggregate principal amount of all Equipment Notes outstanding on the Refunding Date.

      "Non-U.S. Person" means any Person other than a United
States person, as defined in Section 7701(a)(30) of the Code.

      "Note Holder" means at any time each registered holder of one or more Equipment Notes.

      "Note Purchase Agreement" means the Note Purchase
Agreement, dated as of May 20, 1996, among Continental Airlines,
Inc., the Pass Through Trustee under each Pass Through Trust
Agreement and the Loan Trustee, providing for, among other things, the issuance and sale of certain equipment notes.

      "Officer's Certificate" means, in respect of any party to the Participation Agreement, a certificate signed by the Chairman, the President, any Vice President or Assistant Vice
President, the Treasurer or the Secretary of such party.

      "Operative Agreements" means, collectively, the Participation Agreement, the Trust Agreement, the Purchase Agreement Assignment, the Consent and Agreement, the Engine Consent and Agreement, the Lease, Lease Supplement No. 1, the Trust Indenture, the initial Trust Indenture Supplement, the Bills of Sale, the Tax Indemnity Agreement, the Owner Participant

Guaranty, the Equipment Notes and each other Lessee Operative
Agreement.

      "Operative Leases" means each of the lease agreements between Lessor and Lessee identified on Schedule 1 to this Annex
A.

      "Original Amount," with respect to an Equipment Note, means the stated original principal amount of such Equipment Note and, with respect to all Equipment Notes, means the aggregate stated original principal amounts of all Equipment Notes.

      "Original Indenture" means the Trust Indenture and Mortgage
116, dated as of even date with the Participation Agreement, between the Owner Trustee and the Loan Trustee.

      "Owner Participant" means the person executing the Participation Agreement as "Owner Participant" or, if a second person becomes an "Owner Participant" pursuant to Section 12.1.1 of the Participation Agreement, both of such persons; provided that if an Owner Participant Transfers 100% of its interest to a successor Owner Participant, such transferring Owner Participant shall thereafter no longer be considered an "Owner Participant."

      "Owner Participant Agreements" means, collectively, the Participation Agreement, the Tax Indemnity Agreement, the Trust Agreement and each other agreement between Owner Participant and any other party to the Participation Agreement relating to the Transactions, delivered on the Delivery Date.

      "Owner Participant Guaranty" means the Guaranty by
Corporate Affiliate of Owner Participant 116 dated the Delivery
Date from Owner Participant Parent to the beneficiaries named therein.

      "Owner Participant Parent" means the person executing the Owner Participant Guaranty.

      "Owner Participant's Percentage" means the percentage of Lessor's Cost allocated to the Owner Participant in Schedule 3 to the Participation Agreement.

      "Owner Trustee" means First Security Bank of Utah, National
Association, a national banking association, not in its individual capacity, except as expressly provided in any Operative Agreement, but solely as Owner Trustee under the Trust
Agreement.

      "Owner Trustee Agreements" means, collectively, the Participation Agreement, the Lease, Lease Supplement No. 1, the
Trust Agreement, the Trust Indenture, the initial Trust Indenture
Supplement, the Equipment Notes, the Purchase Agreement

Assignment, and each other agreement between Owner Trustee and any other party to the Participation Agreement, relating to the Transactions, delivered on the Delivery Date.

      "Participants" means, collectively, Owner Participant and Loan Participant and "Participant" means Owner Participant or
Loan Participant, individually.

      "Participation Agreement" means the Participation Agreement
116 dated as of March 15, 1996 among Lessee, Owner Participant,
Loan Participant, Owner Trustee and Loan Trustee.

      "Parts" means all appliances, parts, components, instruments, appurtenances, accessories, furnishings, seats and other equipment of whatever nature (including, without limitation, all BFE, avionics, the APU and Passenger Convenience Equipment, but excluding Engines or engines), that may from time to time be installed or incorporated in or attached or appurtenant to the Airframe or any Engine; provided that the term "Parts" shall not be deemed to include any Passenger Convenience Equipment if and for so long as such Equipment shall be owned by, or shall be subject to a security interest, license or other interest of, another Person (other than any Affiliate of Lessee) as provided under Section D.3 of Annex C to the Lease.

      "Pass Through Certificates" means the pass through certificates to be issued by the Pass Through Trusts (and any other pass through certificates for which such pass through certificates may be exchanged) in connection with the Refinancing
Transaction.

      "Pass Through Trust Agreement" means each of the four separate pass through trust agreements to be entered into by and between the Lessee and the Pass Through Trustee in connection with the Refinancing Transaction.

      "Pass Through Trustee" means Wilmington Trust Company, a Delaware banking corporation, in its capacity as trustee under each Pass Through Trust Agreement, and each other person which may from time to time be acting as successor trustee under any such Pass Through Trust Agreement.

      "Passenger Convenience Equipment" means components or systems installed on or affixed to the Airframe that are used to provide individual telecommunications or electronic entertainment to passengers aboard the Aircraft.

      "Payment Date" is defined in Schedule 1 to the Lease.

      "Payment Due Rate" is defined in Schedule 1 to the Lease.

      "Permitted Air Carrier" means any U.S. Air Carrier or any air carrier listed on Schedule 5 to the Lease.

      "Permitted Institution" means (a) any bank, trust company, insurance company, pension trust, finance or leasing corporation, financial institution or other person (other than, without Lessee's consent, a commercial air carrier or Affiliate thereof that is in direct competition with Lessee), in each case with a combined capital and surplus or net worth of at least $50,000,000, or (b) any Affiliate of any person described in clause (a) in respect of which such person has provided a written guarantee of the obligations assumed by such Affiliate under the Owner Participant Agreements in form and substance reasonably satisfactory to Lessee, Owner Trustee and Loan Trustee.

      "Permitted Lien" means any Lien described in clauses (a) through (f), inclusive, of Section 6 of the Lease.

      "Permitted Sublease" means a sublease permitted under
Section 7.2.7 of the Lease.

      "Permitted Sublessee" means the sublessee under a Permitted
Sublease.

      "Persons" or "persons" means individuals, firms, partnerships, joint ventures, trusts, trustees, Government
Entities, organizations, associations, corporations, government agencies, committees, departments, authorities and other bodies, corporate or incorporate, whether having distinct legal status or not, or any member of any of the same.

      "Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA, and any plan within the meaning of
Section 4975(e)(1) of the Code.

      "Post-Delivery Change in Tax Law" means a Change in Tax Law that is enacted, promulgated or issued after the Delivery Date and on or prior to the first anniversary of the Delivery Date that is based on or similar in substance or effect to one or more elements of the provisions of a proposal made after April 27, 1993 and on or before the Delivery Date by the President, the Department of the Treasury, the Majority Leader or Minority Leader of the House of Representatives or the staff or any member of the House Ways and Means Committee, the Senate Finance Committee or the Joint Committee on Taxation; provided, that such proposal was active or pending on the Delivery Date.

      "Preliminary Notice" is defined in Section 17.1 of the Lease.

      "Premium Termination Date" means (i) with respect to Series

A Equipment Notes, Series B Equipment Notes and Series C
Equipment Notes, September 22, 2006 and (ii) with respect to
Series D Equipment Notes, June 26, 2003.

      "Purchase Agreement" means the Purchase Agreement No. 1783, dated March 18, 1993, between Airframe Manufacturer and Lessee (including all exhibits thereto, together with all letter agreements entered into that by their terms constitute part of such Purchase Agreement), to the extent assigned pursuant to the Purchase Agreement Assignment.

      "Purchase Agreement Assignment" means the Purchase
Agreement and Engine Warranties Assignment 116 dated as of even date with the Participation Agreement, between Lessee and Owner
Trustee.

      "Purchase Date" means the last Business Day of any of the Base Lease Term, First Renewal Lease Term or Second Renewal Lease
Term, as specified in any Purchase Notice.

      "Purchase Notice" is defined in Section 17.3.1 of the Lease.

      "QIB" is defined in Section 2.08 of the Trust Indenture.

      "Refinancing Transaction" means the refinancing transaction effected in accordance with the Refunding Agreement.

      "Refunding Agreement" means Refunding Agreement 116, dated as of May 20, 1996, entered into by and among the Lessee, the Owner Participant, the Owner Trustee, the Pass Through Trustee under each Pass Through Trust Agreement and the Loan Trustee, providing for, among other things, the issuance and sale of the Equipment Notes.

      "Refunding Certificate" means a certificate of an authorized representative of Owner Participant delivered pursuant to Section 13.1.1 of the Participation Agreement, setting forth
(a) the Refunding Date and (b) the following information, subject to the limitations set forth in Section 13 of the Participation
Agreement: (i) the principal amount of debt to be issued by Owner Trustee on the Refunding Date and (ii) the proposed revised schedules of Basic Rent, Stipulated Loss Value percentages and Termination Value percentages and the proposed Amortization Schedules.

      "Refunding Date" means the proposed date on which the outstanding Equipment Notes will be redeemed and refinanced pursuant to Section 13 of the Participation Agreement.

      "Refunding Information" means the information set forth in the Refunding Certificate (other than the Refunding Date) as such information may have been revised by any verification procedures demanded by Lessee pursuant to Section 3.2.1(d) of the Lease.

      "Registration Rights Agreement" means the registration rights agreement to be entered into by and among the Lessee and certain initial purchasers of the Pass Through Certificates to be issued pursuant to the Refunding Agreement, providing for, among other things, the exchange offer with respect to such Pass Through Certificates to be registered under the Securities Act or the shelf registration of such Pass Through Certificates for a period to be specified therein.

      "Renewal Lease Term" means, collectively, the First Renewal
Lease Term and the Second Renewal Lease Term, in each case, if any.

      "Renewal Notice" is defined in Section 17.2.1 of the Lease.

      "Renewal Rent" for the Aircraft means the rent payable therefor in respect of a Renewal Lease Term determined pursuant to Section 17.2.2 of the Lease.

      "Rent" means, collectively, Basic Rent, Renewal Rent and
Supplemental Rent.

      "Replacement Airframe" means any airframe substituted for the Airframe pursuant to Section 10 of the Lease.

      "Replacement Engine" means an engine substituted for an Engine pursuant to Section 5.3, 7.2, 9 or 10 of the Lease.

      "Return Acceptance Supplement" means a Return Acceptance
Supplement, dated as of the date the Aircraft is returned to Lessor pursuant to Section 5 of the Lease, by Lessor and Lessee substantially in the form of Exhibit B to the Lease.

      "Scheduled Delivery Date" means the expected Delivery Date notified to each Participant, Owner Trustee and Loan Trustee by Lessee pursuant to Section 5.1(a) of the Participation Agreement, which expected Delivery Date shall be a Business Day not later than the Commitment Termination Date.

      "Scheduled Expiration Date" means the Business Day next preceding the twentieth anniversary of the Delivery Date.

      "SEC" means the Securities and Exchange Commission of the United States, or any Government Entity succeeding to the functions of such Securities and Exchange Commission.

      "Second Renewal Lease Term" means, if Lessee exercises its option to renew the Lease at the end of the First Renewal Lease
Term pursuant to and in accordance with Section 17.2 of the

Lease, the period commencing on the first day following the First
Renewal Term Expiration Date, and ending on the second anniversary of the Scheduled Expiration Date or such earlier date on which the Term terminates in accordance with the provisions of the Lease.

      "Section 1110" means 11 U.S.C. Section 1110 of the
Bankruptcy Code or any successor or analogous section of the federal bankruptcy Law in effect from time to time.

      "Secured Obligations" is defined in Section 2.06 of the Trust Indenture.

      "Securities Act" means the Securities Act of 1933, as amended.

      "Security" means a "security" as defined in Section 2(1) of the Securities Act.

      "Senior Holder" is defined in Section 2.15(c) of the Trust
Indenture.

      "Series" means any of Series A, Series B, Series C or
Series D.

      "Series A" or "Series A Equipment Notes" means Equipment Notes issued under the Trust Indenture and designated as "Series A" thereunder, in the Original Amount and maturities and bearing interest as specified in Schedule I to the Trust Indenture under the heading "Series A."

      "Series B" or "Series B Equipment Notes" means Equipment Notes issued under the Trust Indenture and designated as "Series B" thereunder, in the Original Amount and maturities and bearing interest as specified in Schedule I to the Trust Indenture under the heading "Series B."

      "Series C" or "Series C Equipment Notes" means Equipment Notes issued under the Trust Indenture and designated as "Series C" thereunder, in the Original Amount and maturities and bearing interest as specified in Schedule I to the Trust Indenture under the heading "Series C."

      "Series D" or "Series D Equipment Notes" means Equipment Notes issued under the Trust Indenture and designated as "Series D" thereunder, in the Original Amount and maturities and bearing interest as specified in Schedule I to the Trust Indenture under the heading "Series D."

      "Similar Aircraft" means a Boeing Model 757-200 aircraft (other than the Aircraft) having a passenger compartment configuration (of the type used in Block Nos. ND301-325 as specified in Boeing Detail Specification D924N104-3 dated as of March 18, 1993, as amended or supplemented) most similar to the Aircraft.

      "SLV Rate" is defined in Schedule 1 to the Lease.

      "Stipulated Loss Value" means, with respect to the Aircraft, (a) during the Base Lease Term, the amount determined by multiplying (i) the percentage set forth in Schedule 3 to the Lease (as adjusted from time to time in accordance with Section
3.2.1 of the Lease) opposite the Stipulated Loss Value Date by
(ii) Lessor's Cost and (b) during any Renewal Term, the amount determined pursuant to Section 17.2.3 of the Lease. Notwithstanding anything to the contrary in any Operative Agreement, Stipulated Loss Value shall always be sufficient to pay in full, as of the date of payment thereof (assuming timely payment of the Equipment Notes prior to such date), the aggregate unpaid principal amount of all Equipment Notes outstanding as of such date, together with accrued and unpaid interest on all such Equipment Notes as of such date.

      "Stipulated Loss Value Date" means for any month, the day in such month specified in Schedule 3 to the Lease or, if such day is not a Business Day, the immediately succeeding Business
Day.

      "Subordination Agent" means Wilmington Trust Company, as subordination agent under the Intercreditor Agreement, or any successor thereto.

      "Supplemental Rent" means, without duplication (a) all Expenses, Transaction Expenses and all other amounts, liabilities, indemnities and obligations (other than Basic Rent or Renewal Rent but including Make-Whole Amount, if any) that Lessee assumes or becomes obligated to or agrees to pay under any Lessee Operative Agreement to or on behalf of Lessor or any other person, including, without limitation, payments of Stipulated Loss Value, Termination Value and payments of indemnities under
Section 10 of the Participation Agreement, (b) (i) an amount equal to the fees payable to the Liquidity Provider under Section
2.03 of each Liquidity Facility and the related Fee Letter (as defined in the Intercreditor Agreement) multiplied by a fraction the numerator of which shall be the then outstanding aggregate principal amount of the Series A Equipment Notes, Series B Equipment Notes and Series C Equipment Notes and the denominator of which shall be the then outstanding aggregate principal amount of all "Series A Equipment Notes", "Series B Equipment Notes" and "Series C Equipment Notes" (as defined in each of the Operative Leases and in the Indenture referred to in the Note Purchase Agreement); (ii) (x) the amount equal to interest on any Downgrade Advance (other than any Applied Downgrade Advance) payable under Section 3.07(a)(i) of each Liquidity Facility minus Investment Earnings from such Downgrade Advance multiplied by (y) the fraction specified in the foregoing clause (i); (iii) if any payment default shall have occurred and be continuing with respect to interest on any Series A Equipment Note, Series B Equipment Note or Series C Equipment Note, (x) the amount equal to interest on any Unpaid Advance or Applied Downgrade Advance payable under Section 3.07(a)(i) of each Liquidity Facility minus Investment Earnings from any Final Advance multiplied by (y) a fraction the numerator of which shall be the then aggregate overdue amounts of interest on the Series A Equipment Notes, Series B Equipment Notes and Series C Equipment Notes (other than interest becoming due and payable solely as a result of acceleration of any such Equipment Notes) and the denominator of which shall be the aggregate overdue amounts of interest on all "Series A Equipment Notes", "Series B Equipment Notes" and "Series C Equipment Notes" (as defined in each of the Operative Leases and in the Indenture referred to in the Note Purchase Agreement) (other than interest becoming due and payable solely as a result of acceleration of any such "Equipment Notes"); provided that any amounts payable at any time or from time to time pursuant to clause (iii) in any single instance or in the aggregate in excess of $250,000 shall be paid by Lessee directly to the Subordination Agent; and (iv) Lessee's pro rata share of any other amounts owed to the Liquidity Provider by the Subordination Agent as borrower under each Liquidity Facility (other than amounts due as repayment of advances thereunder or as interest on such advances, except to the extent payable pursuant to clause (ii) or (iii) above) and any other amounts owed to the Liquidity Provider under Section 11 of each Refunding Agreement and Section 9 of the Note Purchase Agreement, (c) Lessee's pro rata share of all compensation and reimbursement of expenses, disbursements and advances payable by Lessee under the Pass Through Trust Agreements and (d) Lessee's pro rata share of all compensation and reimbursement of expenses and disbursements payable to the Subordination Agent under the Intercreditor Agreement except with respect to any income or franchise taxes incurred by the Subordination Agent in connection with the transactions contemplated by the Intercreditor Agreement. As used herein, "Lessee's pro rata share" means as of any time a fraction, the numerator of which is the principal balance then outstanding of Equipment Notes and the denominator of which is the aggregate principal balance then outstanding of (x) all "Equipment Notes" (as such term is defined in each of the Operative Leases) and (y) all "Equipment Notes" issued under (and as defined in) the Note Purchase Agreement. For purposes of this definition, the terms "Applied Downgrade Advance", "Cash Collateral Account", "Downgrade Advance", "Final Advance", "Investment Earnings" and "Unpaid Advance" shall have the meanings specified in each Liquidity Facility.

      "Tax Attribute Period" is defined in Section 3.4 of the Tax
Indemnity Agreement.

      "Tax Indemnitee" means (a) First Security and Owner Trustee, (b) WTC and Loan Trustee, (c), each separate or additional trustee appointed pursuant to the Trust Agreement or the Trust Indenture, (d) each Participant, (e) the Trust Estate and the Trust Indenture Estate and (f) the respective successors, assigns, agents and servants of the foregoing. For purposes of this definition, the term "Owner Participant" shall include any member of an affiliated group (within the meaning of Section 1504 of the Code) of which Owner Participant is, or may become, a member if consolidated, joint or combined returns are filed for such affiliated group for federal, state or local income tax purposes. If the Tax Indemnitee is the Airframe Manufacturer or Engine Manufacturer, such Person shall be a Tax Indemnitee only in its capacity as Owner Participant, Owner Participant Parent, Loan Participant or Certificate Holder.

      "Tax Indemnity Agreement" means the Tax Indemnity Agreement
116, dated as of even date with the Participation Agreement, between Lessee and Owner Participant.

      "Taxes" means all license, recording, documentary, registration and other similar fees and all taxes, levies, imposts, duties, charges, assessments or withholdings of any nature whatsoever imposed by any Taxing Authority, together with any penalties, additions to tax, fines or interest thereon or additions thereto.

      "Taxing Authority" means any federal, state or local government or other taxing authority in the United States, any foreign government or any political subdivision or taxing authority thereof, any international taxing authority or any territory or possession of the United States or any taxing authority thereof.

      "Term" means the term, commencing on the Delivery Date, for which the Aircraft is leased pursuant to Section 3 of the Lease, and shall include the Interim Lease Term, the Base Lease Term and, if applicable, any Renewal Lease Term.

      "Termination Date" means any Payment Date occurring after the tenth anniversary of the Delivery Date and on or before the date one year prior to the Scheduled Expiration Date on which the Lease shall terminate in accordance with Section 9 of the Lease.

      "Termination Value" means, with respect to the Aircraft, the amount determined by multiplying (a) the percentage set forth in Schedule 4 to the Lease (as adjusted from time to time in accordance with Section 3.2.1 of the Lease) opposite the

Termination Value Date by (b) Lessor's Cost. Notwithstanding anything to the contrary in any Operative Agreement, Termination Value shall always be sufficient to pay in full, as of the date of payment thereof (assuming timely payment of the Equipment Notes prior to such date), the aggregate unpaid principal amount of all Equipment Notes outstanding as of such date, together with accrued and unpaid interest on all such Equipment Notes as of such date.

      "Termination Value Date" means for any month, the day in such month specified in Schedule 4 to the Lease or, if such day is not a Business Day, the immediately succeeding Business Day.

      "Transaction Expenses" means all costs and expenses incurred by Owner Participant, Loan Participant, Owner Trustee and Loan Trustee in connection with (a) the preparation, execution and delivery of the Operative Agreements and all agreements and documents entered into in connection with the Refinancing Transaction and the recording or filing of any documents, certificates or instruments in accordance with any Operative Agreement, including, without limitation, the FAA Filed Documents and the Financing Statements, (b) any sublease or transfer of possession of the Aircraft or Airframe or any Engine, any Event of Loss with respect to the Aircraft, any Engine or any Part, any payment of Stipulated Loss Value or Termination Value and any replacement of any Engine or Part pursuant to the Lease,
(c) any refunding of the Equipment Notes pursuant to Section 13 of the Participation Agreement or, pursuant to Section 15.3 of the Participation Agreement, any restructuring of the transactions in accordance with Section 15 of the Participation Agreement, (d) any transfer of title to the Aircraft or any Engine contemplated by Section 4.6 of the Lease, (e) all waivers, amendments or other agreements in connection with the Operative Agreements and all agreements and documents entered into in connection with the Refinancing Transaction or the transactions contemplated thereby, in each case, except during the continuation of a Lease Event of Default, only to the extent requested by Lessee or required by or made pursuant to the terms of the Operative Agreements or such agreements and documents entered into in connection with the Refinancing Transaction
(unless such requirement results from the actions of the party incurring such costs or expenses not required by or made pursuant to the Operative Agreements or such agreements and documents entered into in connection with the Refinancing Transaction), whether or not any of the same are also indemnified against by any other person, and (f) with respect to Owner Trustee and Loan Trustee, otherwise in connection with the administration of the transactions contemplated by the Participation Agreement, including, without limitation, in each such case (a) through (f),
(i) the reasonable fees and disbursements of counsel for each Participant, counsel for Owner Trustee, counsel for Loan Trustee and special counsel in Oklahoma City, Oklahoma, in each case, in connection with the Closing, (ii) all initial and ongoing fees, disbursements and expenses of Owner Trustee and Loan Trustee, and (iii) except as may be expressly provided in the Lease the fees, expenses and disbursements of any Appraiser retained under or as contemplated by the Participation Agreement or the Lease.

      "Transactions" means the transactions contemplated by the Participation Agreement and the other Operative Agreements.

      "Transfer" means the transfer, sale, assignment or other conveyance of all or any interest in any property, right or interest.

      "Transferee" means a person to which any Owner Participant, Owner Trustee or any Loan Participant or Note Holder purports or intends to Transfer any or all of its right, title or interest in the Trust Estate or in its Equipment Note and the Trust Indenture Estate, respectively, as described in Section 12.1.1(a), 12.1.2 or 12.1.3 (but excluding participants in any participation referred to in Section 12.1.3), respectively, of the Participation Agreement.

      "Trust" means the trust created by the Trust Agreement.

      "Trust Agreement" means the Trust Agreement 116, dated as of even date with the Participation Agreement, between Owner
Participant and Owner Trustee.

      "Trust Estate" means all estate, right, title and interest of Owner Trustee in and to the Aircraft, the Lease, any Lease Supplement, the Purchase Agreement and the GTA including, without limitation, all amounts of Basic Rent and Supplemental Rent including, without limitation, insurance proceeds (other than insurance proceeds payable to or for the benefit of Owner Participant, Loan Participant, Note Holders or WTC) and requisition, indemnity or other payments of any kind for or with respect to the Aircraft (except amounts owing to Owner Participant, Loan Participant, Note Holders or WTC, or to any of their respective directors, officers, employees, servants and agents, pursuant to Section 10 of the Participation Agreement). Notwithstanding the foregoing, "Trust Estate" shall not include any Excluded Payment.

      "Trust Indenture" means the Amended and Restated Trust
Indenture and Mortgage 116, dated as of May 20, 1996, between
Owner Trustee and Loan Trustee, which amends and restates the Original Indenture.

      "Trust Indenture Estate" is defined in the "Granting Clause" of the Trust Indenture.

      "Trust Indenture Supplement" means a Trust Indenture and
Mortgage 116 Supplement, substantially in the form of Exhibit A to the Trust Indenture, with appropriate modifications to reflect the purpose for which it is being used.

      "UCC" means the Uniform Commercial Code as in effect in any applicable jurisdiction.

      "United States" or "U.S." means the United States of
America; provided that for geographic purposes, "United States" means, in aggregate, the 50 states and the District of Columbia of the United States of America.

      "U.S. Air Carrier" means any United States air carrier that is a Citizen of the United States holding an air carrier operating certificate issued by the Secretary of Transportation pursuant to chapter 447 of title 49 of the United States Code for aircraft capable of carrying 10 or more individuals or 6000 pounds or more of cargo, and as to which there is in force an air carrier operating certificate issued pursuant to Part 121 of the FAA Regulations, or which may operate as an air carrier by certification or otherwise under any successor or substitute provisions therefor or in the absence thereof.

      "U.S. Government" means the federal government of the United States, or any instrumentality or agency thereof the obligations of which are guaranteed by the full faith and credit of the federal government of the United States.

      "U.S. Person" means any Person described in Section
7701(a)(30) of the Code.

      "Wet Lease" means any arrangement whereby Lessee agrees to furnish the Airframe and Engines or engines installed thereon to a third party pursuant to which the Airframe and such Engines or engines (i) shall at all times be in the sole possession and control of Lessee, (ii) shall be operated in all respects solely by regular employees of Lessee possessing all current certificates and licenses that are required under the Act or any FAA Regulations for the possession, use and operation of the Airframe and such Engines or engines (or, if the Airframe is then under foreign registration, in accordance with Section 7.1.2 of the Lease, the foregoing requirement shall apply in respect of all certificates and licenses required by such government of registration and the applicable Aviation Authority for the possession, use and operation of the Airframe and such Engines or engines), and (iii) shall in all events be maintained, insured and otherwise used and operated in compliance with the terms and provisions of the Lease.

      "WTC" means Wilmington Trust Company, a Delaware banking corporation, not in its capacity as Loan Trustee under the Trust
Indenture, but in its individual capacity.

                            SCHEDULE 1

                         OPERATIVE LEASES

      1.  Lease Agreement 114, dated as of July 1, 1995 between
First Security Bank of Utah, National Association and Continental
Airlines, Inc.

      2.  Lease Agreement 115, dated as of July 1, 1995 between
First Security Bank of Utah, National Association and Continental
Airlines, Inc.

      3. Lease Agreement 116, dated as of March 15, 1996, between First Security Bank of Utah, National Association and Continental
Airlines, Inc.

      4. Lease Agreement 117, dated as of April 15, 1996, between First Security Bank of Utah, National Association and
Continental Airlines, Inc.

                            APPENDIX A

Lease Agreement 116, dated as of March 15, 1996, between First Security Bank of Utah, National Association, as lessor, and Continental Airlines, Inc., as lessee, which was recorded by the Federal Aviation Administration on April 2, 1996, and assigned Conveyance No. GG007288, as supplemented by the following described instruments:

                Date of          FAA                FAA
Instrument     Instrument   Recording Date     Conveyance No.

Lease Supple-
ment No. 1      3/27/96         4/2/96           GG007288

                        AMENDED SCHEDULE 1

                                                       SCHEDULE 1 -
                                                  LEASE AGREEMENT 116










            [Intentionally omitted from the version of
                this document filed with the FAA as
          containing confidential financial information.]

                        AMENDED SCHEDULE 2

                                                 SCHEDULE 2 - BASIC
                                                             RENT
                                                LEASE AGREEMENT 116




                            BASIC RENT


           Payment Date                Percentage of Lessor's Cost




            [Intentionally omitted from the version of
                this document filed with the FAA as
          containing confidential financial information.]

                        AMENDED SCHEDULE 3

                                 SCHEDULE 3 - STIPULATED LOSS VALUE
                                        LEASE AGREEMENT 116




                      STIPULATED LOSS VALUE


                     Percentage of                        Percentage of
      Month          Lessor's Cost          Month         Lessor's Cost



            [Intentionally omitted from the version of
                this document filed with the FAA as
          containing confidential financial information.]

                        AMENDED SCHEDULE 4

                                     SCHEDULE 4 - TERMINATION VALUE
                                          LEASE AGREEMENT 116




                        TERMINATION VALUE


                     Percentage of                        Percentage of
      Month          Lessor's Cost          Month         Lessor's Cost



            [Intentionally omitted from the version of
                this document filed with the FAA as
          containing confidential financial information.]





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